Exhibit (a)1.12

FRANK RUSSELL INVESTMENT COMPANY

AMENDMENT TO MASTER TRUST AGREEMENT

Regarding Name Change of Trust and Re-Designation of Sub-Trusts

AMENDMENT NO. 11 to the Amended and Restated Master Trust Agreement dated August 19, 2002 (referred to herein as the “Agreement”), done this 1st day of April, 2006, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, the Trustees desire to change the name of the Trust;

WHEREAS, Section 4.1 of the Agreement authorizes the Trustees to establish and designate Sub-Trusts and classes thereof; and

WHEREAS, Section 4.1 of the Agreement provides that a Trustee may act for such purpose without shareholder approval.

NOW, THEREFORE, the Trustees hereby (i) change the name of the Trust and (ii) redesignate the following sub-trusts as set forth herein.

Name of Trust

All occurrences in the Agreement of “Frank Russell Investment Company” are changed to “Russell Investment Company” effective July 1, 2006.

Redesignation of Sub-Trusts

Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further sub-trusts, and without affecting rights and preferences of the existing sub-trusts, the Trustees hereby redesignate the sub-trusts named “Aggressive Strategy Fund” to be named “Growth Strategy Fund,” and “Equity Aggressive Strategy Fund” to be named “Equity Growth Strategy Fund” effective July 1, 2006.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

/s/ Paul E. Anderson	/s/ Michael J Phillips
Paul E. Anderson	Michael J. Phillips

/s/ Kristianne Blake	/s/ Raymond P. Tennison
Kristianne Blake	Raymond P. Tennison

/s/ Daniel P. Connealy	/s/ Jack R. Thompson
Daniel P. Connealy	Jack R. Thompson

/s/ Jonathan Fine	/s/ Julie W. Weston
Jonathan Fine	Julie W. Weston